CONFORMED COPY











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                        AGREEMENT AND PLAN OF MERGER



                                    Among



                                LYCOS, INC.,



                        QUICKSILVER ACQUISITION CORP.



                                     and



                               QUOTE.COM, INC.




                        Dated as of September 2, 1999








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








                                TABLE OF CONTENTS

                                                                        Page


                                  ARTICLE I

                                 The Merger

SECTION 1.01.  Effective Time of the Merger...............................2
SECTION 1.02.  Closing....................................................3
SECTION 1.03.  Effect of the Merger.......................................3
SECTION 1.04.  Articles of Incorporation and By-laws......................3
SECTION 1.05.  Directors..................................................3
SECTION 1.06.  Officers...................................................3


                                 ARTICLE II

                          Conversion of Securities

SECTION 2.01.  Conversion of Capital Stock................................4
SECTION 2.02.  Exchange of Certificates..................................10


                                 ARTICLE III

                       Representations and Warranties
                               of the Company

SECTION 3.01.  Organization and Standing of the Company..................14
SECTION 3.02.  Authority; Noncontravention...............................15
SECTION 3.03.  Capital Stock of the Company..............................16
SECTION 3.04.  Equity Interests..........................................18
SECTION 3.05.  Financial Statements......................................19
SECTION 3.06.  Undisclosed Liabilities...................................19
SECTION 3.07.  Taxes.....................................................20
SECTION 3.08.  Assets....................................................23
SECTION 3.09.  Intellectual Property, Etc................................24
SECTION 3.10.  Contracts.................................................27
SECTION 3.11.  Litigation; Decrees.......................................30
SECTION 3.12.  Operation of the Business; Absence of
                 Changes or Events.......................................31
SECTION 3.13.  Compliance with Applicable Laws...........................32
SECTION 3.14.  Certain Employee Matters..................................33
SECTION 3.15.  Benefit Plans.............................................36
SECTION 3.16.  Insurance.................................................38
SECTION 3.17.  Customers; Effect of Transaction..........................39
SECTION 3.18.  Disclosure................................................39
SECTION 3.19.  Voting Requirements.......................................39
SECTION 3.20.  Brokers; Schedule of Fees and Expenses....................40

                                                                Contents, p.

                                                                        Page


SECTION 3.21.  State Takeover Statutes...................................40
SECTION 3.22.  Year 2000 Compliance......................................40
SECTION 3.23.  Information Supplied......................................41
SECTION 3.24.  Customer Accounts Receivable..............................41
SECTION 3.25.  Corporate Name............................................42
SECTION 3.26.  Accounts; Safe Deposit Boxes; Powers of
                 Attorney; Officers and Directors........................42
SECTION 3.27.  Traffic...................................................42
SECTION 3.28.  Minute Books, Etc.........................................42
SECTION 3.29.  Halley's Software.........................................42
SECTION 3.30.  Underdeliveries under Advertising
                 Contracts...............................................42


                                 ARTICLE IV

              Representations and Warranties of Parent and Sub

SECTION 4.01.  Organization..............................................43
SECTION 4.02.  Authority; Noncontravention...............................43
SECTION 4.03.  Capital Stock of Parent...................................44
SECTION 4.04.  Parent SEC Documents......................................44
SECTION 4.05.  Absence of Certain Changes or Events......................45
SECTION 4.06.  Litigation................................................45
SECTION 4.07.  Taxes.....................................................45
SECTION 4.08.  Interim Operations of Sub.................................46
SECTION 4.09.  Information Supplied......................................46
SECTION 4.10.  Brokers...................................................46


                                  ARTICLE V

                                  Covenants

SECTION 5.01.  Covenants of the Company..................................46
SECTION 5.02.  No Solicitation...........................................52
SECTION 5.03.  Other Actions.............................................54


                                 ARTICLE VI

                            Additional Agreements

SECTION 6.01.  Preparation of the Form S-4 and the
                 Proxy Statement; Shareholders Meeting...................54
SECTION 6.02.  Access to Information.....................................55
SECTION 6.03.  Legal Conditions to Merger................................55

                                                                Contents, p.

                                                                        Page


SECTION 6.04.  Stock Options; Warrants...................................56
SECTION 6.05.  Fees and Expenses.........................................58
SECTION 6.06.  Additional Agreements.....................................58
SECTION 6.07.  Indemnification...........................................58
SECTION 6.08.  Quotation.................................................59
SECTION 6.09.  Litigation................................................59
SECTION 6.10.  Tax Treatment.............................................59
SECTION 6.11.  Letters of the Company's Accountants......................59
SECTION 6.12.  Letters of Parent's Accountants...........................60
SECTION 6.13.  Affiliates................................................60
SECTION 6.14.  Shareholders Agreement Legend.............................60
SECTION 6.15.  Employee Benefits.........................................60
SECTION 6.16.  Transition Team...........................................61
SECTION 6.17.  Hunsader Payment..........................................61
SECTION 6.18.  Waivers...................................................62


                                 ARTICLE VII

                                 Conditions

SECTION 7.01.  Conditions to Each Party's Obligation
                 to Effect the Merger....................................62
SECTION 7.02.  Conditions of Obligations of Parent
                 and Sub.................................................63
SECTION 7.03.  Conditions of Obligations of the Company..................65


                                ARTICLE VIII

                          Termination and Amendment

SECTION 8.01.  Termination...............................................66
SECTION 8.02.  Effect of Termination.....................................67
SECTION 8.03.  Amendment.................................................67
SECTION 8.04.  Extension; Waiver.........................................67


                                 ARTICLE IX

                                Miscellaneous

SECTION 9.01.  Survival of Representations, Warranties
                 and Covenants...........................................67
SECTION 9.02.  Notices...................................................68
SECTION 9.03.  Definitions...............................................69

                                                              Contents, p. 4

                                                                        Page

SECTION 9.04.  Entire Agreement; No Third Party
                 Beneficiaries; Rights of Ownership......................70
SECTION 9.05.  GOVERNING LAW.............................................70
SECTION 9.06.  Publicity.................................................70
SECTION 9.07.  Assignment................................................70
SECTION 9.08.  Counterparts..............................................70
SECTION 9.09.  Exhibits and Schedules; Interpretation....................70
SECTION 9.10.  Consent to Jurisdiction...................................71
SECTION 9.11.  Waiver of Jury Trial......................................72
SECTION 9.12.  Enforcement...............................................72



Exhibit A      Form of Articles of Incorporation of the Surviving
               Corporation

Exhibit B      Form of By-laws of the Surviving Corporation

                                                              EXECUTION COPY





                                   AGREEMENT AND PLAN OF MERGER dated as of
                              September 2, 1999 (this "Agreement"), by and among LYCOS, INC., a Delaware corporation ("Parent"), QUICKSILVER ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and QUOTE.COM, INC., a California corporation (the "Company").


          WHEREAS the Board of Directors of each of Sub and the Company deems it advisable and in the best interests of their respective shareholders to consummate, and have approved, the merger (the "Merger"), on the terms and subject to the conditions set forth herein, of Sub with and into the Company in which the Company would become a subsidiary of Parent, all in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of California (the "CGCL");

          WHEREAS the Board of Directors of the Company has (a) determined that the consideration to be paid to the shareholders of the Company for each share held by them of Company Common Stock and Company Preferred Stock (each as defined in Section 2.01) in the Merger is fair to and in the best interests of such shareholders, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended to such shareholders that they approve the Merger and this Agreement;

          WHEREAS for U.S. federal income tax purposes, it is intended that
(a) the Merger will qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and (b) this Agreement constitutes a plan of reorganization;

          WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Sub to enter into this Agreement, Parent and certain principal shareholders of the Company (collectively, the "Principal Shareholders") are entering into an agreement (the "Shareholders Agreement") pursuant to which the Principal Shareholders will agree to vote to adopt and approve this Agreement and approve the transactions contemplated hereby, and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Shareholders Agreement;

          WHEREAS as a condition to the consummation of the Merger, Parent, the Principal Shareholders, the Representative (as defined therein), on behalf of the Principal Shareholders, and the Escrow Agent named therein will enter into an Indemnification and Escrow Agreement (the "Escrow Agreement") pursuant to which, among other things, the Holders will agree to indemnify Parent against, among other things, losses arising out of breaches of the representations, warranties and covenants set forth in this Agreement and to the escrow of 10% of the Merger Consideration otherwise issuable hereunder to all holders (collectively, the "Holders") of Company Capital Stock to secure the indemnification obligations referred to above; and

          WHEREAS as a condition to the consummation of the Merger, Parent and certain employees of the Company will enter into agreements (the "Employment and Non-Competition Agreements") pursuant to which such employees will agree, among other things, to continue their employment with the Company after the Effective Time and not to have certain Relationships (as defined in the Employment and Non- Competition Agreements) with certain third parties during the Noncompetition Period (as defined in the Employment and Non-Competition Agreements).


          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                  ARTICLE I

                                 The Merger

          SECTION 1.01. Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date (as defined in Section 1.02), (a) a copy of this Agreement (or such other properly executed agreement of merger conforming to the requirements of the CGCL as the parties may agree upon), together with an officer's certificate of each constituent corporation in accordance with Section 1103 of the CGCL (collectively, the "California Agreement of Merger"), shall be delivered by the Company to the Secretary of State of the State of California for filing, as provided in the CGCL, and (b) a certificate of merger and all other appropriate documents (collectively, the "Delaware Certificate of Merger") shall be duly prepared, executed, acknowledged and filed with the Secretary of State of the State of Delaware by the parties hereto as provided in the DGCL. The Merger shall become effective upon the filing of the California Agreement of Merger with the Secretary of State of the State of California or at such time thereafter as is agreed upon by Parent and the Company and provided in the California Agreement of Merger (the "Effective Time").

          SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VII that by their terms are not to be satisfied or waived at the Closing (the "Closing Date"), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

          SECTION 1.03. Effect of the Merger. At the Effective Time, Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

          SECTION 1.04. Articles of Incorporation and By-laws. (a) The Amended and Restated Articles of Incorporation of the Company shall be amended at the Effective Time to read in its entirety in the form of Exhibit A hereto, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The Amended and Restated By-laws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in their entirety in the form of Exhibit B hereto, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                 ARTICLE II

                          Conversion of Securities

          SECTION 2.01. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value, of the Company (the "Company Common Stock"), any shares of Series A Preferred Stock, no par value, of the Company (the "Company Series A Preferred Stock"), any shares of Series B Preferred Stock, no par value, of the Company (the "Company Series B Preferred Stock"), any shares of Series C Preferred Stock, no par value, of the Company (the "Company Series C Preferred Stock"), any shares of Series D Preferred Stock, no par value, of the Company (the "Company Series D Preferred Stock" and, together with the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, the "Company Preferred Stock"; the Company Common Stock and Company Preferred Stock are referred to herein collectively as the "Company Capital Stock") or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Parent-Owned Stock to Remain Outstanding. All shares of Company Capital Stock owned by any subsidiary (as defined in Section 9.03) of the Company or Parent (other than Sub) immediately prior to the Effective Time shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (c) Conversion of Company Capital Stock. Subject to Sections 2.01(e), 2.01(f) and 2.02(e) and subject further to the terms of the Escrow Agreement and except for shares of Company Capital Stock to remain outstanding in accordance with Section 2.01(b), the Merger Consideration (as defined in this Section 2.01(c)) shall be first allocated (as set forth in clauses (i) - (iii) below) and then paid (as set forth in clause (iv) below) to the Holders as follows:

               (i) the holders of Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock shall be entitled to receive, pari passu, but prior and in preference to any allocation of Merger Shares (as defined in this Section 2.01(c)) to the holders of Company Series A Preferred Stock or Company Common Stock by reason of their ownership thereof, an amount of Merger Shares (calculated based on the Closing Date Average Closing Price (as defined in this Section 2.01(c)) equal to (a) $6.50 per share (if the Merger Share Value (as defined in this Section 2.01(c)) is equal to or exceeds $90 million) or $8.50 per share (if the Merger Share Value is less than $90 million) for each share of Company Series B Preferred Stock then held by them (the "Initial Series B Allocation"), (b) $10.38 (if the Merger Share Value is equal to or exceeds $90 million) or $13.58 per share (if the Merger Share Value is less than $90 million) per share for each share of Company Series C Preferred Stock then held by them (the "Initial Series C Allocation") and (c) $11.49 per share (if the Merger Share Value is equal to or exceeds $90 million) or $15.03 per share (if the Merger Share Value is less than $90 million) for each share of Company Series D Preferred Stock then held by them (the "Initial Series D Allocation");

               (ii) upon completion of the allocations described in clause
          (i) above, the holders of Company Series A Preferred Stock shall be entitled to receive, prior and in preference to any allocation of Merger Shares to the holders of Company Common Stock by reason of their ownership thereof, an amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $6.00 per share for each share of Company Series A Preferred Stock then held by them (the "Initial Series A Allocation");

               (iii) upon completion of the allocations described in clauses
          (i) and (ii) above, any remaining Merger Shares shall be allocated ratably among the holders of Company Preferred Stock and Company Common Stock (the "Initial Common Allocation") based upon the number of shares of Company Common Stock (or shares of Company Common Stock then issuable upon conversion of Company Preferred Stock) held by them until, (A) with respect to the holders of Company Series B Preferred Stock, such holders shall have received an aggregate amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $21.58 per share (if the Merger Share Value is equal to or exceeds $90 million) or $12.78 per share (if the Merger Share Value is less than $90 million) of Company Series B

          Preferred Stock (in either case, including all amounts paid to such holders in respect of such shares under clause (i) above and this clause (iii)) (the "Final Series B Allocation" and, together with the Initial Series B Allocation, the "Series B Allocated Merger Shares"), (B) with respect to the holders of Company Series C Preferred Stock, such holders shall have received an aggregate amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $34.48 per share (if the Merger Share Value is equal to or exceeds $90 million) or $20.42 per share (if the Merger Share Value is less than $90 million) of Company Series C Preferred Stock (in either case, including all amounts paid to such holders in respect of such shares under clause (i) above and this clause (iii)) (the "Final Series C Allocation" and, together with the Initial Series C Allocation, the "Series C Allocated Merger Shares") and (c) with respect to the holders of Company Series D Preferred Stock, such holders shall have received an aggregate amount of Merger Shares (calculated based on the Closing Date Average Closing Price) equal to $38.16 per share (if the Merger Share Value is equal to or exceeds $90 million) or $22.60 per share (if the Merger Share Value is less than $90 million) of Company Series D Preferred Stock (in either case, including all amounts paid to such holders in respect of such shares under clause (i) above and this clause
          (iii)) (the "Final Series D Allocation" and, together with the Initial Series D Allocation, the "Series D Allocated Merger Shares"). Thereafter, any remaining Merger Shares shall be allocated ratably among the holders of Company Series A Preferred Stock (the "Final Series A Allocation" and, together with the "Initial Series A Allocation, the "Series A Allocated Merger Shares") and holders of Company Common Stock (the "Final Common Allocation" and, together with the Initial Common Allocation, the "Common Allocated Merger Shares") based on the number of shares of Company Common Stock held by each (assuming conversion of all Company Series A Preferred Stock); and

               (iv) upon completion of the allocations described in clauses
          (i)-(iii) above, (A) each issued and outstanding share of Company Common Stock shall be converted into the right to receive that number (the "Common Stock Exchange Ratio") of fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the amount obtained by dividing (x) the Common Allocated Merger Shares by (y) the aggregate number of outstanding shares of Company Common Stock as of the Effective Time (assuming the conversion of all Stock Options and the exercise of all Common Stock Warrants) (the "Common Stock Merger Consideration"),

               (B) each share of Company Series A Preferred Stock shall be converted into the right to receive that number (the "Series A Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing (x) the Series A Allocated Merger Shares by (y) the aggregate number of outstanding shares of Company Series A Preferred Stock as of the Effective Time (the "Series A Merger Consideration"),

               (C) each share of Company Series B Preferred Stock shall be converted into the right to receive that number (the "Series B Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing (x) the Series B Allocated Merger Shares by (y) the aggregate number of outstanding shares of Company Series B Preferred Stock as of the Effective Time (the "Series B Merger Consideration"),

               (D) each share of Company Series C Preferred Stock shall be converted into the right to receive that number (the "Series C Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing (x) the Series C Allocated Merger Shares by (y) the aggregate number of outstanding shares of Company Series C Preferred Stock as of the Effective Time (assuming the exercise of all Series C Warrants) (the "Series C Merger Consideration"), and

               (E) each share of Company Series D Preferred Stock shall be converted into the right to receive that number (the "Series D Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by multiplying (x) the Series D Allocated Merger Shares by (y) the aggregate number of outstanding shares of Company Series D Preferred Stock as of the Effective Time (assuming the exercise of all

          Series D Warrants) (the "Series D Merger Consideration").

          The Common Stock Merger Consideration, the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Series D Merger Consideration are referred to herein collectively as the "Merger Consideration". The term "Merger Shares" shall mean that number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the amount obtained by dividing (A) $88,000,000 plus the Closing Date Cash (as defined in Section 7.02) (less (x) the amount of Company Indebtedness (as defined in Section 3.03) as of the Closing Date (other than (i) the fees and expenses of Hambrecht & Quist LLC, which shall not exceed the amount set forth in the terms of the letter agreement dated May 10, 1999, between the Company and Hambrecht & Quist LLC (the "H&Q Fee") and (ii) the portion of such Company Indebtedness owed to the holders of Company Preferred Stock), (y) the Hunsader Amount (as defined in Section 6.17) and (z) all the fees and expenses incurred by the Company (other than the H&Q Fee) in connection with the Merger, this Agreement and the transactions contemplated by this Agreement (the "Company Expenses") (as defined in Section 6.05)) by (B) the Closing Date Average Closing Price. The Closing Date Average Closing Price shall be an amount equal to the average of the last quoted sale price per share of Parent Common Stock on the Nasdaq National Market ("Nasdaq") (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the 20 consecutive trading days ending on and including the trading day preceding the Closing Date. Notwithstanding anything to the contrary contained herein, in the event that the Closing Date Average Closing Price is less than $30.75 (the "Minimum Price"), then solely for the purposes of the definition of Merger Shares, the Closing Date Average Closing Price shall be deemed to be the Minimum Price, and in the event that the Closing Date Average Closing Price is greater than $51.25 (the "Maximum Price"), then solely for the purposes of the definition of Merger Shares, the Closing Date Average Closing Price shall be deemed to be the Maximum Price. The term "Merger Share Value" shall mean the product obtained by multiplying (A) the Merger Shares by (B) the Closing Date Average Closing Price.

          As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration with respect thereto and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02 (subject, in the case of such shares held by the Holders, to the terms of the Escrow Agreement), without interest.

               (d) Anti-Dilution Provisions. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock or in the event Parent Common Stock is converted or exchanged as a result of any consolidation or merger to which Parent is a party (other than a merger in which Parent is the continuing corporation and which does not result in any reclassification of, or change in, outstanding shares of Parent Common Stock), and the record date or the closing date, as the case may be, therefor shall be prior to the Effective Time, Parent Common Stock, the Merger Shares and the Merger Consideration shall be adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction or converted to reflect such consolidation or merger.

               (e) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Capital Stock held by a person (a "Dissenting Shareholder") who duly demands purchase of his shares of Company Capital Stock pursuant to the CGCL and is in compliance with all the provisions of the CGCL concerning the right of such holders to demand purchase of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.01(c) but shall become the right to receive an amount in cash equal to the fair value of such shares as may be determined to be due to such Dissenting Shareholder as provided in the CGCL. If, however, such Dissenting Shareholder withdraws his demand for purchase or fails to perfect or otherwise loses his right of purchase, in any case pursuant to the CGCL, the shares of Company Capital Stock of such shareholder shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration with respect to such shares, without interest. The Company shall give Parent (i) prompt notice of any demands for purchase of shares received by the Company from Dissenting Shareholders and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

               (f) Escrow of Merger Shares. At the Closing, on behalf of the Principal Shareholders and pursuant to the terms of the Escrow Agreement, Parent will deposit with the Escrow Agent named therein that number of shares of Parent Common Stock equal to 10% of the total number of shares of Parent Common Stock issuable to the Holders pursuant to Section 2.01(c).

          SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be reasonably designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), which shall provide that Parent shall, subject to Section 2.01(f), deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Capital Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined below) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Capital Stock.

          (b) Exchange Procedures. As soon as reasonably practicable and not more than 10 business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the right to receive the applicable Merger Consideration with respect thereto pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive, subject to Section 2.01(f), in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions as and to the extent specified in Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock as and to the extent specified in Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect thereto, certain dividends or distributions as and to the extent specified in Section 2.02(c) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate as and to the extent specified in Section 2.02(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled as and to the extent specified in Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Company Capital Stock. Subject to Section 2.01(f), all shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this
Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to the right to vote or to any other rights of a stockholder of Parent.

          (i) In lieu of such fractional share interests, Parent shall pay to each former holder of Company Capital Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Capital Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the last quoted sale price for a share of Parent Common Stock on the Nasdaq (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

          (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Capital Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Capital Stock subject to and in accordance with the terms of Section 2.02(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent (and Parent shall assume and perform the obligations of the Exchange Agent) for payment of their claim for the applicable Merger Consideration with respect thereto, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

          (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be added to the Exchange Fund and used to pay the expenses of the Exchange Fund.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

          (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, the Exchange Agent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing Authority.


                                 ARTICLE III

                       Representations and Warranties
                               of the Company

          Except for items disclosed on the disclosure schedule or the exhibits or schedules thereto (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

          SECTION 3.01. Organization and Standing of the Company. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries has all requisite corporate or other power and authority necessary to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as now being conducted and proposed to be conducted, except where the failure to have such power and authority could not be reasonably expected to have a material adverse effect (as defined in Section 9.03) on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, requires such qualification or licensing, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Company. The Company has delivered to Parent true and complete copies of its Amended and Restated Articles of Incorporation (which for all purposes under this Agreement include each certificate of determination with respect thereto), as amended to the date hereof, and the Amended and Restated By-laws, as in effect on the date hereof, and the certificates of incorporation and by-laws or other similar organizational documents of its subsidiaries, in each case as amended to the date hereof. The respective certificates of incorporation and by-laws or other similar organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of (i) the Company to control such subsidiaries or (ii) the Company or any of its subsidiaries to engage in any lawful business or activity. The share certificate and transfer books of the Company and each of its subsidiaries (which have been made available to Parent and its representatives) are true and complete in all material respects.

          SECTION 3.02. Authority; Noncontravention. The Company has the requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and, assuming the Shareholder Approval (as defined in Section 3.19) has been obtained, the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or, assuming the Shareholder Approval has been obtained, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, when executed and delivered by Parent and Sub, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights. The execution and delivery of this Agreement do not, and, assuming the Shareholder Approval has been obtained, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") in or upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Amended and Restated Articles of Incorporation or the Amended and Restated By-laws of the Company or the certificates of incorporation or by-laws or other similar organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, arrangement, obligation, undertaking, instrument, permit, concession, franchise or license (each a "Contract") to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (a "Law") or (B) order, writ, injunction, decree, judgment or stipulation (an "Order"), in each case, applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), and in the case of clause (i) to the extent such clause relates to the Company's subsidiaries, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company or affect Parent in a material and adverse way, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of the California Agreement of Merger with the Secretary of State of the State of California, the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business and (2) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          SECTION 3.03. Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 2,734,547 shares are issued and outstanding as of the date of this Agreement, and 3,500,000 shares of Company Preferred Stock, of which (a) 1,446,951 shares have been designated as Company Series A Preferred Stock (1,446,951 of which Company Series A Preferred Stock shares are issued and outstanding as of the date of this Agreement); (b) 853,659 shares have been designated as Company Series B Preferred Stock (853,659 of which Company Series B Preferred Stock shares are issued and outstanding as of the date of this Agreement); (c) 770,334 shares have been designated as Company Series C Preferred Stock (762,700 of which Company Series C Preferred Stock shares are issued and outstanding as of the date of this Agreement); and (d) 422,069 shares have been designated as Company Series D Preferred Stock (413,793 of which Company Series D Preferred Stock shares are issued and outstanding as of the date of this Agreement). As of the date of this Agreement, (i) 1,890,703 shares of Company Common Stock were reserved for issuance upon the exercise of Stock Options (as defined in Section 6.04(a)(i)) outstanding under the Company Stock Plan (as defined below),
(ii) 113,900 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock with an exercise price of $0.50 per share and 15,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock with an exercise price of $1.00 per share (collectively, the "Common Stock Warrants"), (iii) 7,634 shares of Company Series C Preferred Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Series C Preferred Stock with an exercise price of $6.55 per share (the "Series C Warrants"), (iv) 8,276 shares of Company Series D Preferred Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Series D Preferred Stock with an exercise price of $7.25 per share (the "Series D Warrants" and, together with the Common Stock Warrants and the Series C Warrants, the "Warrants") and (v) 3,493,013 shares of Company Common Stock were reserved for issuance upon the conversion of Company Preferred Stock (including the Company Series C Preferred Stock and the Company Series D Preferred Stock issuable upon exercise of the Series C Warrants and the Series D Warrants, respectively). Except as set forth above, as of the date of this Agreement no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Company Capital Stock. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except (i) as set forth above,
(ii) as expressly permitted by Section 5.01(a)(ii) and (iii) the Hunsader Shares (as defined in Section 6.17), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are not any outstanding contractual or other obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or (ii) of the Company to vote or to dispose of any shares of capital stock or other securities of any of its subsidiaries. All outstanding options to purchase Company Common Stock were issued pursuant to the Company's 1996 Stock Option Plan, as amended to date (the "Company Stock Plan"). Section 3.03(a) of the Company Disclosure Schedule sets forth a true and complete list of the holders of outstanding Stock Options, the number of shares of Company Common Stock subject to each such outstanding Stock Option and the exercise prices thereof, in each case as of the date of this Agreement. Section 3.03 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (A) the identity of each holder of shares of Company Capital Stock and Warrants, (B) the number of shares of each class of Company Capital Stock and the Warrants owned of record by such holder and
(C) the exercise price of each of the Warrants. All the outstanding indebtedness for borrowed money of the Company or its subsidiaries is prepayable without prepayment penalty or premium (other than the payment of customary LIBOR breakage costs), and no indebtedness for borrowed money of the Company or its subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on its properties or assets. The Company has outstanding Indebtedness (as defined in Section 3.10) (the "Company Indebtedness") in the aggregate principal amount of $6,438,648.00, as of the date of this Agreement.

          SECTION 3.04. Equity Interests. Section 3.04 of the Company Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other voting or equity interests of each subsidiary of the Company are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

          SECTION 3.05. Financial Statements. The Company has delivered to Parent the audited consolidated balance sheets of the Company as of September 30, 1997, and September 30, 1998, and the related audited consolidated income statements, statements of changes in shareholders equity and cash-flow statements of the Company for the fiscal years ended on such dates (the financial statements described above are collectively referred to as the "Financial Statements"). The Financial Statements were derived from and are in accordance in all material respects with the books and records of the Company and its consolidated subsidiaries, have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied (except as described in the notes included therein) and fairly present the financial condition of the Company and its subsidiaries as of the dates thereof and the results of operations of the Company and its subsidiaries for the periods then ended.

          The Company has also delivered to Parent unaudited consolidated balance sheets and related unaudited consolidated income statements, statements of changes in shareholders equity and cash-flow statements of the Company as of March 31, 1999, June 30, 1999 and July 31, 1999 and for the six month, nine month and ten month, respectively, periods then ended (the "Unaudited Statements"). The Unaudited Statements have been prepared in accordance in all material respects with GAAP and on a consistent basis with the audited consolidated financial statements of the Company as of and for the year ended September 30, 1998 (except that they do not contain footnotes and are subject to normal recurring year-end audit adjustments). There were no changes in the method of application of the Company's accounting policies or changes in the method of applying the Company's use of estimates in the preparation of the Unaudited Statements as compared with the audited consolidated financial statements of the Company as of September 30, 1998, and the year then ended.

          SECTION 3.06. Undisclosed Liabilities. Except as set forth or reflected on the Financial Statements or the Unaudited Statements (or specifically described in the notes thereto), neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except for liabilities and obligations incurred since the date of the most recent balance sheet included in the Unaudited Statements in the ordinary course of business consistent with past practice.

          SECTION 3.07. Taxes. (a) As used in this Agreement, (i) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder; (ii) "Taxes" shall mean all Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or other governmental charges of any nature, including any interest, penalties or additions with respect thereto and any obligations under any agreements or arrangements with any other person with respect to such amounts; (iii) "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes; and (iv) "Tax Return" shall mean all returns, reports, forms, including information returns, with respect to Taxes.

          (b) The Company and each of its subsidiaries, and any affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its subsidiaries is or has ever been a member or any group of corporations with which the Company or any of its subsidiaries files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax Return (each such group, a "Company Consolidated Group"), has timely filed or caused to be filed all income and franchise Tax Returns and all other material Tax Returns required to be filed by each such entity. All such Tax Returns are true and complete in all material respects. The Company, each of its subsidiaries and each Company Consolidated Group has timely paid or caused to be timely paid (or the Company has timely paid on its subsidiaries' behalf) all Taxes due from it or them with respect to the taxable periods covered by such Tax Returns, and, in accordance with generally accepted accounting principles, the balance sheet of the Company as of September 30, 1998, reflects an adequate reserve for all Taxes payable by the Company and each of its subsidiaries for all taxable periods and portions thereof through its date. Neither the Company nor any of its subsidiaries nor any Company Consolidated Group has requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed.

          (c) No income or franchise or other material Tax Return of the Company, any of its subsidiaries or any Company Consolidated Group is or has ever been under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company, any of its subsidiaries or any Company Consolidated Group. Each material deficiency, if any, resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No material issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, and no material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is open with respect to all U.S. Federal income Tax Returns of the Company and each of its subsidiaries. The Company has made available to Parent documents, if any, setting forth the years in which the statute of limitations has not yet expired for the income, franchise and other material Tax Returns of the Company, any of its subsidiaries or any Company Consolidated Group and listing the last year in which the Company, any of its subsidiaries or any Company Consolidated Group is subject to audit with respect to all income, franchise and other material Tax Returns.

          (d) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority.

          (e) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for Taxes not yet due.

          (f) Neither the Company nor any of its subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

          (g) Neither the Company nor any of its subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of any other Tax law or for any other reason.

          (h) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any officer, director or employee of the Company or its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) would be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

          (i) The Company and each of its subsidiaries has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions of state, local, domestic or foreign Tax law) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

          (j) No consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries.

          (k) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (l) No property owned by the Company or any of its subsidiaries (i) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (ii) is tax exempt bond financed property within the meaning of
Section 168(g) of the Code.

          (m) Neither the Company nor any of its subsidiaries has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law.

          (n) Neither the Company nor any of its subsidiaries is or ever has been a personal holding company within the meaning of Section 542 of the Code.

          (o) Section 3.07(o) of the Company Disclosure Schedule sets forth each state, county, local, municipal or foreign jurisdiction in which the Company and each of its subsidiaries (i) files, is required or has been required to file a Tax Return relating to state and local income, franchise, license, excise, net worth property and sales and use Taxes except in a case where the Company or any of its subsidiaries is or has been required to file such a Tax Return and such failure to file could not reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries or (ii) is or has been liable for any material Taxes on a "nexus" basis at any time for taxable periods ending after December 31, 1994.

          (p) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of Company Capital Stock contemplated by this Agreement.

          (q) Neither the Company nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 3.08. Assets. (a) The Company and each of its subsidiaries has good and marketable title to, or good and valid leasehold interests in, all of its material personal properties and assets (including with respect to all real property and interests in real property leased by it), in each case, free and clear of any Liens, except for such property and assets as are no longer used or useful in the conduct of its businesses and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of the Company and its subsidiaries to use such property or assets in their intended manner.

          (b) The Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect as could not reasonably be expected to materially affect the ability of the Company to obtain the benefit of such leases. The Company and each of its subsidiaries enjoys peaceful and undisturbed possession in all material respects under all material real property leases to which it is a party.

          (c) Neither the Company nor any of its subsidiaries holds any fee or other ownership interest in any real property. Section 3.08 of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company.

          SECTION 3.09. Intellectual Property, Etc. (a) Section 3.09(a) of the Company Disclosure Schedule sets forth a true and complete list of all material patents, patent applications, trademarks, trade names, service marks and registered copyrights and mask work rights and applications therefor, if any, owned by or licensed to the Company or any of its subsidiaries. All material patents, patent applications, trademarks, mask works, service marks and copyrights of the Company or any of its subsidiaries have been duly registered and filed with or issued by each appropriate Governmental Entity in the jurisdictions indicated in Section 3.09(a) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect. The Company and each of its subsidiaries owns or is licensed or otherwise has the right to use, without payment to any other person except for fees set forth in Section 3.09(b) of the Company Disclosure Schedule, all Intellectual Property (as defined in Section 3.09(m) below) necessary for or material to the conduct of its business as presently conducted or as proposed to be conducted, in each case free and clear of all Liens. The conduct of the Company's business, as presently conducted and as proposed to be conducted, does not in any material respect conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, any Contract between the Company or any of its subsidiaries and any person or any other Intellectual Property rights of any other person.

          (b) Section 3.09(b) of the Company Disclosure Schedule sets forth a true and complete list of all material options, rights, licenses or interests of any kind relating to Intellectual Property granted to the Company or any of its subsidiaries, other than software licenses for generally available software (such as Lotus 1-2-3, Word Perfect and the like) and generally available system development tools, or granted by the Company to any other person.

          (c) All software, other than generally available software (such as Lotus 1-2-3, WordPerfect and the like) and generally available system development tools, that is either marketed to customers of the Company or any of its subsidiaries as a program or as part of a product or service or is used by the Company or any of its subsidiaries to support its business:

          (i) is owned by the Company or any of its subsidiaries or the Company or any of its subsidiaries has the right to use, modify, copy, sell, distribute, sublicense and make Derivative Works (as defined in Section 3.09(m)) from such software, free and clear of any limitations or Liens; and

          (ii) is free from any interest of any former or present employees of, or contractors or consultants to, the Company or any of its subsidiaries.

          (d) To the extent third party software is marketed to customers of the Company or any of its subsidiaries together with the Intellectual Property of the Company or any of its subsidiaries, (i) the third party rights have been identified in Section 3.09(d) of the Company Disclosure Schedule, (ii) all necessary licenses have been obtained and (iii) no royalties or payments are due (or such royalties and payments are identified in Section 3.09(d) of the Company Disclosure Schedule).

          (e) None of the material trade secrets of the Company or any of its subsidiaries has been published or disclosed by the Company or any of its subsidiaries or, to the knowledge of the Company or any of its subsidiaries, by any other person to any person except pursuant to licenses or Contracts requiring such other persons to keep such trade secrets confidential.

          (f) The Company and each of its subsidiaries is not, and to the knowledge of the Company, no other party to any licensing, distributorship or other similar arrangements with the Company or any of its subsidiaries relating to Intellectual Property is, in breach of or default under its obligations under such arrangements in any material respect.

          (g) No person has any marketing rights to the Intellectual Property of the Company or any of its subsidiaries, other than pursuant to the OEM contracts listed in Exhibit 3.10(i) to Section 3.10 of the Company Disclosure Schedule.

          (h) Neither the Company nor any of its subsidiaries has received any written communications, and no executive officer of the Company has received any oral communication, alleging the Company or any of its subsidiaries has infringed or violated or, by conducting its businesses as presently conducted and as proposed to be conducted by the Company or any of its subsidiaries, would infringe or violate any of the Intellectual Property of any other person.

          (i) To the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries in any material respect with respect to any material Intellectual Property owned by or licensed to the Company or any of its subsidiaries.

          (j) The Company and each of its subsidiaries have taken reasonable steps to protect their Intellectual Property consistent with industry practice.

          (k) No licenses or rights have been granted to distribute the source code of, or to use source code to create Derivative Works, of, any product currently marketed by, commercially available from or under development by the Company or any of its subsidiaries for which the Company or any of its subsidiaries possesses the source code. As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

          (l) Neither the Company nor any of its subsidiaries has assigned, sold or otherwise transferred ownership of any material patent, patent application, trademark, service mark, copyright or mask work owned by the Company.

          (m) For purposes of this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, copyrights, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, whether patented, patentable or not patentable in any jurisdiction; mask works, trade secrets and confidential proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any person; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; any

27

computer programs or software (including source code, object code and data), other than commercially available computer programs and software; and licenses relating to the foregoing.

          SECTION 3.10. Contracts. None of the Company or any of its subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written or oral:

          (a) employment agreement or employment Contract that is not terminable at will by the Company or such subsidiary both without any penalty and without any obligation of the Company or any of its subsidiaries to pay severance or other amounts (including any bonus) other than base salary, accrued commissions, vacation pay and legally mandated benefits;

          (b)(i) employee collective bargaining agreement or other Contract with any labor union, (ii) plan, program or Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits upon the termination or resignation of any employee of the Company or such subsidiary or (iii) plan, program or Contract that provides for medical or life insurance benefits for former employees of the Company or such subsidiary or for current employees of the Company or such subsidiary upon their retirement from, or termination of employment with, the Company or such subsidiary (other than health coverage continuation provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended);

          (c) Contract pursuant to which the Company or any of its subsidiaries has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

          (d) Contract with (i) any shareholder of the Company or any of its subsidiaries, (ii) any affiliate of the Company or any of its subsidiaries or of any shareholder of the Company or any of its subsidiaries or (iii) any director, officer or employee of the Company or any of its subsidiaries or of any affiliate of the Company or any of its subsidiaries (other than employment agreements covered by clause (b) above);

          (e) license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any such subsidiary has agreed to refrain from granting license or franchise rights to any other person;

          (f) Contract under which the Company or such subsidiary has (i) incurred any Indebtedness that is currently owing or (ii) given any Guarantee (each as defined below);

          (g) Contract expressly creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

          (h) Contract for OEM services that is currently in effect or that is scheduled to become effective by December 31, 1999;

          (i) Contract providing for future performance by the Company or such subsidiary in consideration of amounts previously paid in excess of $15,000 (including any provision requiring "make good" or recovery of advertising shortfall (including advertising banners, buttons or account openings));

          (j) Contract pursuant to which payments of royalty fees to third parties in excess of $5,000 per month were made in July or August of 1999;

          (k) Contract granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

          (l) Contract providing confidential treatment by the Company or such subsidiary of material third party information;

          (m) Contract which is material in any respect containing any provisions dealing with a "change of control" or similar event with respect to the Company or such subsidiary;

          (n) Contract granting the other party or any third person "most favored nation" status;

          (o) Contract providing for monetary liquidated damages (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or termination of the Contract);

          (p) Contract that expressly guarantees that the materials and/or services to be provided under the Contract will be Year 2000 Ready (as defined in Section 3.22); and

          (q) Contract pursuant to which the Company or any of its subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services in competition with that of another; and

          (r) Contract which (i) has aggregate future sums due from the Company or such subsidiary in excess of $50,000 and is not terminable by the Company or such subsidiary for a cost of less than $25,000 or (ii) is otherwise material to the business of the Company or such subsidiary as presently conducted or as proposed to be conducted.

Each material Contract, including the Software Tools License Agreement dated April 2, 1997, between Eric S. Hunsader and Halley's Software, Inc., of the Company and each of its subsidiaries is in full force and effect and is a legal, valid and binding agreement of the Company or such subsidiary and, to the knowledge of the Company or such subsidiary, of each other party thereto, enforceable against the Company or any of its subsidiaries, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. The Company and each of its subsidiaries has performed or is performing all material obligations required to be performed by it under each of its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of the Company or such subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder. Neither the Company nor any of its subsidiaries knows of any circumstances that could
(x) materially adversely affect in any material respect its ability to perform its obligations under any material Contract or (y) require the Company to become obligated to provide advertising or similar services under any provision contained in any Contract requiring "make good" or recovery of advertising shortfall (including advertising banners, buttons or account openings).

          "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect,
(a) to purchase or pay (or advance or
supply funds for the purchase or payment of) such indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such indebtedness of the payment of such indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such person, (h) all capital lease obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances to the extent of any drawdowns thereon. The term "Indebtedness" shall not include the Hunsader Amount or the Company Expenses.

          SECTION 3.11. Litigation; Decrees. There are no lawsuits, claims, arbitration or other proceedings or to the knowledge of the Company investigations ("Litigation") pending or, to the knowledge of the Company, threatened by or against or affecting (other than litigation to which the Company or any of its subsidiaries is not a party that may generally affect the lines of business in which the Company or any of its subsidiaries operates) the Company or any of its subsidiaries, or any of their respective properties or assets. There is no outstanding Order applicable to the Company or any of its subsidiaries or any of their respective properties, assets or businesses having, or which could reasonably be expected to have, a material adverse effect on the Company or its business as conducted on the date hereof. Section 3.11 of the Company Disclosure Schedule sets forth a complete list of Litigation for which legal process has been served upon the Company or any of its subsidiaries and which has not been settled or disposed on the date hereof.

          SECTION 3.12. Operation of the Business; Absence of Changes or Events. (a) Since June 30, 1999, the Company and each of its subsidiaries has conducted its business only in the ordinary course consistent in all material respects with past practice and there has not been (i) any state of facts, change, effect, condition, development, event or occurrence that has had or could reasonably be expected to have a material adverse effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition of any of the Company's or any of its subsidiaries' capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (other than in connection with the exercise of Stock Options), (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's or any of its subsidiaries' capital stock, (iv) (A) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases effected prior to June 30, 1999, of cash compensation in the ordinary course of business consistent with past practice, or any payment by (or entering into of any obligation or Contract with respect to any payment by) the Company or any of its subsidiaries of any bonus, except for bonuses prior to June 30, 1999, made in the ordinary course of business consistent with past practice, in each case to any director, officer or employee, (B) any granting by the Company or any of its subsidiaries to any officer or employee of any increase in severance or termination pay, (C) any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification or consulting agreement with any current or former director, officer, employee or consultant, or (D) any adoption of, or material amendment to, a Benefit Plan (other than amendments required by law or required to maintain the qualified status of a Benefit Plan), (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company, (vi) any material change in accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles, (vii) the making of any Tax election that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Tax liabilities or Tax attributes of the Company or any of its subsidiaries or the entering into of any settlement or compromise with respect to any material income Tax liability, (viii) any revaluation by the Company or any of its subsidiaries of any of its material assets or (ix) any Contract with regard to the acquisition or disposition of any material Intellectual Property or rights thereto other than licenses in the ordinary course of business consistent with past practice.

          (b) Since June 30, 1999, each of the Company and its subsidiaries has continued all pricing, sales, receivables, payables and inventory production practices substantially in accordance with generally accepted industry practices and has not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on recent past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre- Closing periods collections of receivables that would otherwise be expected (based on recent past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its subsidiaries that would otherwise be expected (based on recent past practice) to be made in pre-Closing periods or (iv) any other promotional sales, discount activity or inventory overstocking or understocking in a manner outside the ordinary course of business or contrary to generally accepted industry practices. Since September 30, 1998, each of the Company and its subsidiaries has not overstocked or understocked inventory or produced inventory in excess of, or failed to produce inventory in amounts comparable to, amounts that would be expected to be produced by the Company and its subsidiaries in post-Closing periods or otherwise in amounts in excess of or below those amounts of inventory produced by the Company in the ordinary course of business consistent with generally accepted industry practices.

          SECTION 3.13. Compliance with Applicable Laws. (a) The Company and each of its subsidiaries and their respective properties, assets, operations and businesses have been and are being operated and have been and are in compliance in all material respects with all applicable Laws.

          (b) The Company and each of its subsidiaries has obtained all franchises, licenses, permits, authorizations and approvals ("Permits") that are required with respect to the operation of its business and the ownership of its assets under Federal, state, local and foreign Laws, including environmental, health and safety laws and import/export laws, other than any Permits the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. The Company and each of its subsidiaries is in compliance in all material respects with all terms and conditions of such Permits.

          (c) There are no past or present or, to the knowledge of the Company, future events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to (i) interfere with or prevent compliance or continued compliance by the Company or any of its subsidiaries with any environmental, health and safety laws governing the Company's or any of its subsidiaries' operations or with any Law, Order, notice or demand letter issued, entered, promulgated or approved thereunder or
(ii) give rise to any material liability of the Company or any of its subsidiaries under any environmental, health and safety law governing the Company's or any of its subsidiaries' past, present and currently contemplated future operations. The Company has not received any written or oral notice of violation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal (including off-site disposal), transport or handling, or the emission, discharge, release or threatened release into, or migration through, the environment, of any hazardous or toxic substance or waste (including petroleum and derivative products), or based on or related to importation or export of goods or services.

          SECTION 3.14. Certain Employee Matters. (a) No director, officer or, to the knowledge of the Company, other employee of the Company or any of its subsidiaries is a party to or bound by any Contract, or subject to any Order of any Governmental Entity, that may interfere with the use of such director's, officer's or other employee's best efforts to promote the interests of the Company and its subsidiaries, conflict with the business of the Company or any of its subsidiaries (as now conducted or as proposed to be conducted) or the transactions contemplated by this Agreement or could reasonably be expected to have a material adverse effect on the Company. No activity of any employee of the Company or any of its subsidiaries as or while an employee of the Company or any such subsidiary has caused a violation of any employment agreement, confidentiality agreement, patent disclosure agreement or other Contract. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation to or loss of a material benefit under, any Contract under which any such employees are now obligated.

          (b) All former and current employees, contractors and consultants of the Company and each of its subsidiaries including any employee employed by both the Company or any of its subsidiaries, on the one hand, and TriNet Employer Group, Inc. ("TriNet"), on the other hand, including all employees, contractors and consultants involved in the development of Intellectual Property of the Company and each of its subsidiaries, have executed and delivered to the Company a confidential information agreement in substantially the form attached as Exhibit C hereto restricting such person's right to use and disclose confidential information of the Company and its subsidiaries. All such persons have been party to a proprietary rights agreement in a form substantially similar to that attached as Exhibit C hereto with the Company, during the entire term of each such person's employment with or retention by the Company or by TriNet, pursuant to which either (i) in accordance with applicable Federal, state and foreign law, the Company has been accorded full, effective, exclusive and original ownership of all Intellectual Property thereby arising or (ii) there has been conveyed to the Company by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property including inventions relating to the business of the Company and its subsidiaries and thereby arising within the scope of their employment or engagement by or with the Company or TriNet, copies of which agreements have been made available to Parent prior to the date hereof. No employee, contractor or consultant has made any alteration or modification to the form of agreement attached as Exhibit C hereto. No employee, contractor or consultant associated with any person who has contributed to, or participated in, the conception and development of Intellectual Property for the Company or any of its subsidiaries has asserted or threatened any claim against the Company or such subsidiary in connection with such person's involvement in the conception and development of such Intellectual Property and to the knowledge of the Company no such person has a reasonable basis for any such claim.

          (c) None of the Company or any of its subsidiaries, or any of their respective officers, employees or (to the knowledge of the Company or such subsidiary) contractors or consultants, has any patents issued or applications pending for any device, process, method, design or invention of any kind now used or needed by the Company or such subsidiary in the furtherance of its business operations as presently conducted or as proposed to be conducted by the Company or such subsidiary, which patents or applications have not been assigned to the Company or such subsidiary with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

          (d) None of the employees of the Company or any of its subsidiaries are represented by any union with respect to their employment by the Company or such subsidiary. Since the date of its incorporation, neither the Company nor any of its subsidiaries has experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements. The Company and each of its subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. The Company has not received notice of any unfair labor practice charge or complaint against the Company or any of its subsidiaries which is pending and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company threatened before the National Labor Relations Board or any comparable state or foreign agency or authority. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company or any of its subsidiaries. No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its subsidiaries. No grievance which could reasonably be expected to have a material adverse effect on the Company, nor any arbitration proceeding arising out of collective bargaining agreements, is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

          (e) Section 3.14(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all current employees of the Company and each of its subsidiaries, including their title and current compensation and whether any such employee was, to the knowledge of the Company, formerly an employee of Parent.

          (f) Section 3.14(f) of the Company Disclosure Schedule sets forth
(i) the name of each employee of the Company entitled to severance benefits actually payable as of the Effective Time or upon termination of employment after the Effective Time pursuant to any individual employment, severance, termination or change of control agreement or arrangement between the Company or any of its subsidiaries and such employee, (ii) the category or type of each such severance benefit to which such employee is entitled, (iii) the aggregate value of each such severance benefit actually payable as of the Effective Time and each such severance benefit that would be payable upon termination of employment after the Effective Time and (iv) the aggregate value of severance that would be paid to each employee set forth on Section 3.14(f) of the Company Disclosure Schedule upon termination of employment based on the terms of any severance plan or plans applicable to such employee in effect at the Effective Time.

          SECTION 3.15. Benefit Plans. (a) Section 3.15(a) of the Company Disclosure Schedule contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company and its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") or any entity that is considered a co-employer with the Company or any Commonly Controlled Entity for the benefit of any present or former officers, employees, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans"). The Company has delivered to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. No Benefit Plan is a defined benefit plan (within the meaning of Section 3(35) of ERISA) or is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. The Company has received no notice, and to the Company's knowledge, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (c) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans and any applicable collective bargaining agreement have been timely made.

          (d) Each Benefit Plan that is a Pension Plan (hereinafter, a "Company Pension Plan") has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. The Company has delivered to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to Parent a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received. No event has occurred that could subject any Company Pension Plan to tax under Section 511 of the Code.

          (e) With respect to each Benefit Plan, (i) there has not occurred any prohibited transaction in which the Company or any of its employees has engaged that could subject the Company or any of its employees, or, to the knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by

Section 4975 of ERISA or the sanctions imposed under Title I of ERISA, and
(ii) neither the Company or, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or, to the knowledge of the Company, any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          (f) The list of Welfare Plans in Section 3.15(f) of the Company Disclosure Schedule discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without material liability to the Company at any time after the Closing Date. The Company and its subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

          (g) No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement and no amount payable to any employee of the Company or its subsidiaries as a result of the transactions contemplated by this Agreement or otherwise will fail to be deductible by reason of Section 280G of the Code.

          (h) All options (whether or not currently outstanding) granted to individuals which were intended to qualify as "incentive stock options" under
Section 422 of the Code so qualify and the Company will have no liability to any of such individuals if it should be determined that such options do not qualify as incentive stock options.

          SECTION 3.16. Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list and description, including annual premiums and deductibles, of all policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance presently in effect on the date hereof with respect to the Company's and its subsidiaries' business, true and complete copies of which have been delivered to, or made available for review by, Parent. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company and each of its subsidiaries, of the kinds, in the amounts and against the risks required to comply with applicable Law. The Company reasonably believes such policies are sufficient to protect the properties, assets, operations and business of the Company and each of its subsidiaries against the risks of the sort normally insured by similar businesses. No notice of cancelation or termination has been received with respect to any such policy.

          SECTION 3.17. Customers; Effect of Transaction. (a) The Company does not have any customer to whom it made more than 5% of its sales during its most recent six-month period. Since the date of the Unaudited Statements, there has not been (i) any material adverse change in the business relationship of the Company with any customer named in Section 3.17(a) of the Company Disclosure Schedule or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. During the past two years, the Company has received no customer complaints concerning its products and services, nor has it had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.

          (b) No creditor, supplier, employee, client or other customer or other person having a material business relationship with the Company or any of its subsidiaries has informed any executive officer of the Company or such subsidiary orally or in writing or has informed the Company or such subsidiary in writing that such person intends to materially change the relationship because of the transactions contemplated by this Agreement.

          SECTION 3.18. Disclosure. No representation or warranty by the Company contained in this Agreement and no statement contained in the Company Disclosure Schedule and any certificate or other document or instrument delivered or to be delivered pursuant to this Agreement by the Company or its representatives contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading.

          SECTION 3.19. Voting Requirements. The affirmative vote or consent of each of (a) the holders of a majority of the outstanding shares of Company Common Stock together with the holders of the outstanding shares of Company Preferred Stock, voting as a single class and (b) the holders of 80% of the outstanding shares of Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock, voting as a single class (collectively, the "Shareholder Approval"), are the only votes or consents of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and approve the transactions contemplated hereby.

          SECTION 3.20. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Hambrecht & Quist LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.20 of the Company Disclosure Schedule.

          SECTION 3.21. State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar Law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

          SECTION 3.22. Year 2000 Compliance. All computer and other systems, software (whether embedded or otherwise), hardware and other products (other than motherboards) owned or licensed by the Company or any of its subsidiaries and used in connection with the services provided by the Company and, to the Company's knowledge, all computer and other systems, software (whether embedded or otherwise), hardware and other products (other than motherboards) produced by any third party that are licensed by the Company or any of its subsidiaries under a license that does not explicitly disclaim liability with respect to failures of such products to be Year 2000 Ready, in each case have been written, manufactured and tested to be Year 2000 Ready. For purposes of this Agreement, "Year 2000 Ready" shall mean, with respect to any system, software (whether embedded or otherwise), product, equipment or facility, that such system, product, equipment or facility is capable of correctly processing, providing, receiving and manipulating date data within and between the twentieth and twenty-first centuries, and its operation and functionality has not been adversely affected and will not be adversely affected in any material respect as a result of the advent of the Year 2000.

          SECTION 3.23. Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement relating to the Shareholders Meeting (as defined herein) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") will not, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

          SECTION 3.24. Customer Accounts Receivable. All customer accounts receivable of the Company, whether reflected on the Unaudited Statements or subsequently created, have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The Company reasonably believes all such customer accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Unaudited Statements. The Company has good and marketable title to its accounts receivable, free and clear of all Liens. Since the date of the Unaudited Statements, there have not been any write-offs as uncollectible of any accounts receivable of the Company, except for write-offs in the ordinary course of business consistent with past practice.

          SECTION 3.25. Corporate Name. The Company (i) has the exclusive right to use its name as the name of a corporation in any jurisdiction in which the Company does business and (ii) has not received any notice of conflict during the past two years with respect to the rights of others regarding the corporate name of the Company. To the knowledge of the Company, no person is presently authorized by the Company to use the name of the Company.

          SECTION 3.26. Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Section 3.26 of the Company Disclosure Schedule sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and its subsidiaries and those persons authorized to sign thereon, (ii) a true and correct list of all powers of attorney granted by the Company and its subsidiaries and those persons authorized to act thereunder and (iii) a true and correct list of all officers and directors of the Company and its subsidiaries.

          SECTION 3.27. Traffic. Section 3.27 of the Company Disclosure Schedule sets forth (A) for each of May, June and July of 1999, pageview information regarding the Company's business, including each of (i) its www.quote.com website, (ii) its OEM partnership with Alpha Microsystems (Stockvue) and (iii) LiveCharts, and (B) as of the last day of each such Month, the number of paid subscribers (excluding trials) for each of the Company's Plus, Q Charts and Q Charts Premium products, which, in each case, are true and correct. The Company has not paid any third party any fee for traffic referrals.

          SECTION 3.28. Minute Books, Etc. The minute books, stock certificate book and stock ledger of the Company are complete and correct in all material respects.

          SECTION 3.29. Halley's Software. The Company or a subsidiary of the Company owns all of the Software (as defined in Section III.22 of the Agreement and Plan of Merger dated March 9, 1998, among the Company, Halley's Acquisition Corp., Halley's Software, Inc. and Eric S. Hunsader).

          SECTION 3.30. Underdeliveries under Advertising Contracts. The Company has not underdelivered services in amounts in excess of 100,000 advertising banners per month under any of its advertising Contracts during the six-month period ended August 31, 1999.

                                  ARTICLE IV

               Representations and Warranties of Parent and Sub

          Except for items disclosed on the disclosure schedule or on the exhibits or schedules thereto (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates) delivered by Parent to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

          SECTION 4.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and otherwise hold and operate its assets and to carry on its business as now being conducted.

          SECTION 4.02. Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, when executed and delivered by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien, in or upon any of the properties or assets of Parent under, any provision of (i) the charter or by-laws of Parent or Sub, (ii) any Contract applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) Law or (B) Order, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and

(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing with the SEC of the Form S-4 and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (2) the filing of the California Agreement of Merger with the Secretary of State of the State of California and the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          SECTION 4.03. Capital Stock of Parent. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, of which 94,900,701 shares were issued and outstanding on July 31, 1999, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued or outstanding. Except as set forth in Section 4.03 of the Parent Disclosure Schedule, all of the issued and outstanding shares of Parent Common Stock are (and all shares of Parent Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, shall be) duly authorized, validly issued, fully paid and nonassessable, and none of such shares has been or will be issued in violation of any applicable preemptive rights.

          (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.

          SECTION 4.04. Parent SEC Documents. Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since

August 1, 1997 (collectively, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

          SECTION 4.05. Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Documents"), since the date of the most recent financial statements included in the Parent Filed SEC Documents, Parent has conducted its business only in the ordinary course and there has not been any material adverse change with respect to Parent.

          SECTION 4.06. Litigation. There is no action, suit, proceeding, claim, arbitration or to the knowledge of Parent investigation pending or as to which Parent or any of its subsidiaries has received any notice of assertion that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger.

          SECTION 4.07. Taxes. Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 4.08. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation in the Form S-4.

          SECTION 4.10. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                   ARTICLE V

                                   Covenants

          SECTION 5.01. Covenants of the Company. (a) During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent or as specifically contemplated by this Agreement, the Company shall, and shall cause its subsidiaries to, use their reasonable best efforts to carry on their respective businesses in the ordinary course (unless, as to a particular action, Parent withholds its written consent under this Section 5.01(a)) consistent with recent past practice and use their reasonable best efforts to comply in all material respects with all applicable laws, rules and regulations and, to the extent consistent therewith, use their reasonable best efforts to preserve their material assets and material technology and preserve their relationships with material customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent or as specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (x) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its subsidiaries, including any Stock Option;

          (ii) issue, deliver, sell, pledge or otherwise encumber or authorize or propose the issuance, delivery, sale, pledge or other encumbrance of, any shares of its capital stock, or any other securities of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (w) the Hunsader Shares, (x) the conversion of shares of any class of Company Preferred Stock in accordance with their current terms or any conversion into shares pursuant to and in accordance with their current terms of the Company Convertible Debt, (y) the issuance of Company Capital Stock upon the exercise of Stock Options and Warrants in accordance with their respective current terms and (z) the issuance of Stock Options granted in the ordinary course of business, consistent with past practice, (I) to new employees of the Company and to Mr. Francis Gagnon, in each case, as set forth in Section 3.03 of the Company Disclosure Schedule, such Stock Options representing in the aggregate not more than 21,500 shares of Company Common Stock, (II) to employees of the Company in connection with regular performance reviews, such Stock Options representing in the aggregate not more than 100,000 shares of Company Common Stock and not more than 10,000 shares of Company Common Stock to any one employee and (III) to new employees hired pursuant to clause (xvi) of this Section 5.01(a), such Stock Options representing in the aggregate not more than 100,000 shares of Company Common Stock and not more than 15,000 shares of Company Common Stock to any one new employee.

          (iii) amend or propose to amend its amended and restated articles of incorporation or amended and restated by-laws or similar organizational documents;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other entity or division thereof or (y) any assets which, in the aggregate, are in excess of $100,000;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (other than the sale or other disposition of the 40,000 shares of common stock of Cybernet Data Systems, Inc. (doing business as EDGAR Online, Inc., a public company) held by the Company), except sales in the ordinary course of business consistent with recent past practice;

          (vi) except pursuant to agreements in effect prior to the date hereof and set forth in Section 5.01(a)(vi) of the Company Disclosure Schedule, incur any Indebtedness or Guarantee any such Indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any Indebtedness of the Company or any of its subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person;

          (vii) make or agree to make any new capital expenditure or expenditures which, in the aggregate, are in excess of $100,000;

          (viii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with recent past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against on the balance sheet of the Company as of July 31, 1999, or incurred since July 31, 1999, in the ordinary course of business consistent with recent past practice, or waive any material benefits of, or agree to modify in any materially adverse respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

          (ix) except in the ordinary course of business, modify, amend or terminate any material Contract to which the Company or such subsidiary is a party or waive, release or assign any material rights or claims thereunder;

          (x) enter into any Contracts relating to (x) the distribution, sale, license or marketing by third parties of the Company's or such subsidiary's products or products licensed by the Company or such subsidiary or (y) material Intellectual Property (other than, in each case, in the ordinary course of business consistent with recent past practice);

          (xi) except as otherwise contemplated by this Agreement or as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) terminate, adopt, enter into or amend any collective bargaining agreement or Benefit Plan, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (C) pay any material benefit not provided for under any Benefit Plan, (D) increase in any manner the severance or termination pay of any director, officer or employee, (E) enter into (I) any employment, severance, termination or indemnification agreement, or consulting agreement (other than in the ordinary course of business consistent with past practice), with any current or former director, officer, employee or consultant or (II) any agreements with any current or former director, officer, employee or consultant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature contemplated by this Agreement, (F) grant any awards under any Benefit Plan (including the grant of Stock Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, contract, agreement or arrangement or Benefit Plan or (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan; provided, however, that (1) the Company shall have the right to accelerate, in full or in part, the vesting of Stock Options held by employees whose service is terminated by the Company without cause prior to the Effective Time and such termination is at the written request, or with the prior written consent, of Parent and (2) the Company shall have the right to offer severance packages consistent with the Company's past severance practices to employees whose service is terminated by the Company without cause prior to the Effective Time and such termination is at the written request, or with the prior written consent of Parent, but in no case shall any such severance package exceed more than four (4) weeks of the employee's current base salary;

          (xii) except as otherwise contemplated by this Agreement, enter into any material Contract, other than Contracts for the sale or licensing of the Company's products in the ordinary course of business;

          (xiii) revalue any of its material assets or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

          (xiv) knowingly or intentionally take any action that would or could reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Merger set forth in Article VII not being satisfied;

          (xv) commence any Litigation (other than Litigation relative to collections of accounts receivable or as a result of Litigation commenced against the Company or any of its subsidiaries);

          (xvi) hire no more than three employees, except to replace employees terminated after the date of this Agreement and prior to the Effective Time; provided, that no employee shall be hired after the date of this Agreement unless such person executes a written agreement with the Company in which such person acknowledges that the Company is party to this Agreement and that such person will not be entitled to receive any severance or other termination pay in the event of his or her termination by Parent or the Company; and

          (xvii) authorize any of, or commit, resolve or agree to take any of, the actions prohibited by clauses (i) through (xvi) above.

          (b) Certain Tax Matters. (i) Tax Returns. (A) During the period from the date of this Agreement to the Effective Time, the Company, and each of its subsidiaries and each Company Consolidated Group shall timely file or cause to be timely filed all Tax Returns ("Post-Signing Returns") required to be filed by it (after taking into account any applicable extensions) (in each case, at the Company's own cost and expense and in a manner that is consistent with past practice and that is not reasonably likely to defer income to a taxable period that ends after the Closing Date or to accelerate deductions to a taxable period that ends on or before the Closing Date).

          (B) The Company and each of its subsidiaries shall timely pay all Taxes due and payable in respect of such Post-Signing Returns that are filed pursuant to Section 5.01(b)(i)(A) of this Agreement.

          (ii) Company Covenants. (A) The Company shall accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by the Company and each of its subsidiaries for which no Post-Signing Return is due prior to the Effective Time.

               (B) Prior to the Effective Time, the Company and each of its subsidiaries shall promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any Tax. Neither the Company nor any of its subsidiaries shall settle or compromise any such Action without Parent's prior written consent (which consent shall not be unreasonably withheld).

               (C) Prior to the Effective Time, neither the Company nor any of its subsidiaries shall make or change any material Tax election, amend any Tax Return or take any other action (or fail to take any other action) in respect of Taxes, in each case, if such action (or failure to take action) could reasonably be expected to have the effect of increasing the Tax liability of Parent or any of its affiliates (including, after the Closing Date, the Company and its subsidiaries) with respect to a taxable period that ends after the Closing Date.

          (iii) Additional Tax Matters. (A) Any and all existing Tax sharing agreements or arrangements between the Company and/or any subsidiary, on the one hand, and any other party, on the other hand, shall be terminated as of the Closing Date. After such date, none of the Company or any of its subsidiaries shall have any obligations thereunder.

               (B) All stock transfer, real property transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions thereto) incurred in connection with the transactions contemplated by the Agreement shall be borne by the Company, and the Company shall indemnify Parent or any of its affiliates for any such Taxes incurred as a result of the Company's failure timely to pay such Taxes.

               (C) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent and the Company, certifying that the transactions contemplated by this Agreement are not subject to the Foreign Investment in Real Property Tax Act.

          (c) Advice of Changes; Filings. The Company and each of its subsidiaries shall (i) confer on a regular and frequent basis with Parent to report on operational matters and other matters requested by Parent and (ii) promptly advise Parent orally and in writing of any change or event which could reasonably be expected to have a material adverse effect on the Company. If Parent delivers notice to the Company that the Company or any of its subsidiaries is not in compliance with clause (i) of the preceding sentence, Parent shall in such notice set forth a proposed schedule for such discussions to achieve such compliance and the Company shall have five days from receipt of such notice to conform to such schedule. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Federal, state, local or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

          SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the foregoing, it is understood that any action of any director, officer or employee of the Company or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company if such action is a violation of or inconsistent with the restrictions set forth in the preceding sentence. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its subsidiaries, for a merger, consolidation, combination, reorganization, acquisition, recapitalization, joint venture, dissolution, liquidation or other business combination or similar transaction involving, or any purchase of, more than 15% of the assets of the Company or any of its subsidiaries or more than 15% of any class of capital stock of the Company or any of its subsidiaries.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, confidentiality agreement or other agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

          (c) The Company shall advise Parent orally and in writing promptly (and in any event within 24 hours) after the making of any Takeover Proposal or any inquiry or communication with respect to or that could reasonably be expected to lead to any Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry, and, in each case, the terms and conditions thereof, including any amendment or other modification to the terms of any such Takeover Proposal or inquiry or communication.

The Company shall keep Parent fully informed of the status, including any change to the details of any such Takeover Proposal or inquiry or communication on a prompt basis.

          SECTION 5.03. Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article VII not being satisfied.


                                  ARTICLE VI

                             Additional Agreements

          SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement; Shareholders Meeting. (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare the Proxy Statement and the Form S-4 and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. If the SEC requires a Tax opinion in connection with the filing of the Form S-4, the Company shall cause Brobeck, Phleger & Harrison LLP, counsel to the Company, to provide such opinion in the form required by the SEC. The issuance of such opinion shall be conditioned upon the receipt by Brobeck, Phleger & Harrison LLP of customary representation letters from each of the Company and Parent in a form previously agreed to by the parties. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plan. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement.

          (b) The Company will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving and adopting this Agreement and approving the transactions contemplated by this Agreement (including the issuance of the Hunsader Shares). The Company will, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and approval of the transactions contemplated by this Agreement (including the issuance of the Hunsader Shares). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

          (c) In the event that the Form S-4 appears unlikely to become effective within sixty (60) days after the date of this Agreement, then at the Company's written request and if consented to in writing by Parent, Parent and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued pursuant to this Agreement pursuant to Section 3(a)(10) of the Securities Act and the rules and regulations promulgated thereunder.

          SECTION 6.02. Access to Information. Upon reasonable notice, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its employees, properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries, accountants, counsel and other advisors to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent will treat any such information which is nonpublic as confidential in accordance with the terms of the Mutual Confidentiality and Nondisclosure Agreement dated as of May 25, 1999 (the "Confidentiality Agreement"), between Parent and the Company, until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Parent shall promptly upon request return or destroy all nonpublic documents obtained from the Company, and any copies made of such documents, to the Company.

          SECTION 6.03. Legal Conditions to Merger. Each of the Company, Parent and Sub will use reasonable efforts to take, and will cause each of its subsidiaries to use reasonable efforts to take, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including cooperating fully with the other parties hereto, furnishing all information to each other in connection with any requirements imposed upon any party in connection with the Merger). Each of the Company, Parent and Sub will, and will cause each of its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of, or enter into any licensing or similar arrangement with respect to, any material assets.

          SECTION 6.04. Stock Options; Warrants. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (if any) as may be required to effect the following:

          (i) adjust the terms of all outstanding stock options (the "Stock Options") granted under the Company Stock Plan, whether vested or unvested, as necessary to provide that, at the Effective Time, each such Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (2) the Common Stock Exchange Ratio (each, as so adjusted, an "Adjusted Option"), provided that such exercise price shall be rounded up to the nearest whole cent; and

          (ii) make such other changes to the Company Stock Plan as Parent and the Company may agree are appropriate to give effect to the Merger.

          (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

          (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plan, with the result that all obligations of the Company under the Company Stock Plan, including with respect to Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time.

          (d) Prior to the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

          (e) As soon as practicable and in any event within 30 days after the Effective Time, Parent shall deliver to the holders of unvested Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plan and the agreements evidencing the grants of such Stock Options and that such Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

          (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

          (g) Except as otherwise contemplated by this Section 6.04 and except to the extent required under the respective terms of the Stock Options or Company Stock Plan, all restrictions or limitations on transfer with respect to Stock Options awarded under the Company Stock Plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

          (h) At the Effective Time, by virtue of the Merger and without the need for any further corporate action, each Warrant outstanding immediately prior to the Effective Time shall be automatically converted into an option or warrant to acquire, on the same terms and conditions as were applicable under such Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Capital Stock subject to such Warrant by the applicable Merger Consideration with respect such shares of Company Capital Stock (as provided in Section 2.01(c)), at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Capital Stock otherwise purchasable pursuant to such Warrant divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Warrant; provided, however, that such exercise price shall be rounded up to the nearest whole cent.

          (i) The Company acknowledges, and shall cause the plan administrator under the Company Stock Plans to acknowledge, that the provisions of this
Section 6.04 shall be deemed to satisfy any requirement of comparability under any such Company Stock Plan or any option agreement evidencing an option grant thereunder so that no option which is unvested immediately prior to the Closing shall become vested as a result of the transactions contemplated by this Agreement.

          SECTION 6.05. Fees and Expenses. Except as provided above in Section 5.01(b), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          SECTION 6.06. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          SECTION 6.07. Indemnification. From and after the Effective Time, the Surviving Corporation shall (and, in the event of the liquidation, dissolution or winding up of the Surviving Corporation, Parent shall) fulfill and honor in all respects any indemnification obligations of the Company owed to its directors and officers (the "Indemnified Parties") under the Company's Amended and Restated Articles of Incorporation and Amended and Restated By-laws as in effect on the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law. This Section 6.07 shall survive the consummation of the Merger, is intended to benefit each Indemnified Party, shall be binding upon the successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

          SECTION 6.08. Quotation. To the extent Parent does not issue treasury shares in the Merger or under the Company Stock Plan which are already quoted on the Nasdaq, Parent shall file an application with the Nasdaq for the quotation of the shares of Parent Common Stock issuable in the Merger on the Nasdaq and shall use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger, under the Company Stock Plan or upon exercise of the Warrants to be approved for quotation on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

          SECTION 6.09. Litigation. The Company shall provide to Parent immediate written notice and copies of all pleadings and correspondence in connection with any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

          SECTION 6.10. Tax Treatment. Each of Parent and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and shall use reasonable efforts to obtain both the opinion of counsel referred to in Section 6.01(a) and the opinion of counsel referred to in Section 7.03(c), including the execution of the letters of representation referred to therein.

          SECTION 6.11. Letters of the Company's Accountants. The Company shall use its reasonable efforts to cause to be delivered to Parent two "comfort" letters in customary form from PricewaterhouseCoopers LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent.

          SECTION 6.12. Letters of Parent's Accountants. Parent shall use its reasonable efforts to cause to be delivered to the Company two "comfort" letters in customary form from KPMG Peat Marwick LLP, Parent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in the form customarily given to underwriters in securities offerings of Parent in the past.

          SECTION 6.13. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who may be deemed, in the Company's reasonable judgment, at the time this Agreement is submitted for approval and adoption to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

          SECTION 6.14. Shareholders Agreement Legend. The Company will inscribe upon any Certificate representing Subject Shares (as such term is defined in the Shareholders Agreement) submitted to the Company by a Principal Shareholder in connection with any proposed transfer of any Subject Shares by such Principal Shareholder the following legend: "THE SHARES OF COMMON STOCK, NO PAR VALUE, OF QUOTE.COM, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 2, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF QUOTE.COM, INC.".

          SECTION 6.15. Employee Benefits. (a) Parent shall, or shall cause the Company to, give individuals who are employed by the Company or any of its subsidiaries as of the Effective Time and who remain employees of the Company or such subsidiary following the Effective Time (each such employee, an "Affected Employee") full credit to the extent each such Affected Employee has been credited with service under each comparable employee benefit plan or arrangement maintained by the Company immediately prior to the Effective Time
(i) for purposes of eligibility and vesting under each employee benefit plan or arrangement maintained by Parent or the Company for such Affected Employees' service with the Company and (ii) for purposes of vacation accrual.

          (b) Parent shall use reasonable best efforts, or shall cause the Company, to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such Affected Employees may be eligible to participate in after the Effective time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employee immediately prior to the Effective Time and (ii) provide each Affected Employee with credit for the remaining short plan year for any co-payments and deductibles paid under each comparable welfare plan maintained by the Company prior to the Effective Time in satisfying any applicable deductible or co-payment requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

          (c) Following the Effective Time, Parent shall provide (or shall cause the Company to provide) benefits to the Affected Employees that are at least as favorable, taken as a whole, as the benefits currently provided to employees of Parent performing functions similar to those to be performed by such Affected Employees after the Effective Time.

          SECTION 6.16. Transition Team. Immediately following the execution of this Agreement, the parties will create a special transition team (the "Transition Team") comprised of the individuals from Parent and the Company set forth in Annex I hereto and the Company will make available to the Transition Team sufficient office space, facilities and support within its corporate headquarters. Parent and the Company will consult with each other regarding the business and operations of the Company and its subsidiaries and the Transition Team will have the authority to make recommendations to the chief executive officer of the Company (including with regard to marketing and promotional expenditures, hiring, review and termination of sales and general and administrative employees and the entering into, renewal and termination of OEM Contracts) prior to the Effective Time. In addition, the Transition Team will develop recommendations concerning the future operations of the Surviving Corporation and its subsidiaries following the Effective Time.

          SECTION 6.17. Hunsader Payment. As of immediately prior to the Effective Time, the Company shall (i) terminate the Consulting Agreement dated as of March 9, 1998, between the Company and Eric S. Hunsader, as amended by the letter agreement dated May 11, 1999 (the "Hunsader Consulting Agreement"),
(ii) issue to Mr. Hunsader the number of shares of Company Common Stock (the "Hunsader Shares") which would entitle Mr. Hunsader to receive, upon conversion in the Merger in accordance with Section 1.02(c), an amount of shares of Parent Common Stock having a value equal to the product obtained by multiplying (A) .5 by (B) a fraction the numerator of which is the aggregate amount payable pursuant to Section 7(C)(i) of the Hunsader Consulting Agreement as a result of the consummation of the Merger and after giving effect to the Merger Consideration to be received by Mr. Hunsader in the Merger with respect to the shares of Company Common Stock owned by Mr. Hunsader (other than the Hunsader Shares) (the "Hunsader Amount") and the denominator of which is the Closing Date Average Closing Price and (iii) pay to Mr. Hunsader one-half of the Hunsader Amount in cash (the "Hunsader Cash").

          SECTION 6.18. Waivers. The Company shall use its reasonable best efforts to cause to be delivered to Parent the written waiver set forth in
Section 6.18 of the Company Disclosure Schedule, in form and substance reasonably satisfactory to Parent.


                                  ARTICLE VII

                                  Conditions

          SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Shareholder Approval shall have been obtained.

          (b) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity which is required by law to be obtained or expired prior to consummating the Merger, or shall have been filed, occurred or been obtained.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (collectively, "Legal Restraints") shall be in effect.

          (d) Quotation. The shares of Parent Common Stock issuable to the Company's shareholders as contemplated by this Agreement shall have been approved for quotation on the Nasdaq, subject to official notice of issuance.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order or, if applicable, the provisions of
     Section 6.01(c) shall have been satisfied and evidence satisfactory thereof shall have been delivered to each party.

          SECTION 7.02. Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (c) Consents, etc. There shall have been obtained or issued all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities legally required to effect the Merger and the other transactions contemplated hereby and (ii) all other Governmental licenses, consents, approvals, authorizations, qualifications and orders of Governmental Entities or other third parties required under Contracts or otherwise in connection with this Agreement and the transactions contemplated hereby, except, in the case of this clause (ii), for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to (x) have a material adverse effect on the Company or Parent or (y) interfere in any material respect with the ability of Parent to operate the business of the Company after the Closing in substantially the same manner it was conducted prior to the Closing.

          (d) No Litigation. There shall not be pending any suit, action or proceeding brought by any Governmental Entity, or any suit, action or proceeding with a reasonable probability of success brought by any other third party, (i) challenging or seeking to restrain or prohibit the consummation of the Merger; or (ii) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Merger; or
     (iii) seeking to prohibit Parent or any of its affiliates from effectively controlling in any material respect a substantial portion of the business or operations of the Company or its subsidiaries.

          (e) Legal Restraint. No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (d) of this Section
     7.02 shall be in effect.

          (f) Dissenting Shares. Not more than 5.0 percent of the aggregate number of outstanding shares of Company Capital Stock shall constitute Dissenting Shares.

          (g) Company Indebtedness, Hunsader Payment, Company Expenses and Closing Date Cash. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer certifying (i) the aggregate principal amount of Company Indebtedness outstanding as of the Closing Date and the portion thereof constituting Company Indebtedness owed to holders of Company Preferred Stock, (ii) that the Hunsader Shares have been issued and the Hunsader Cash has been paid to Mr. Hunsader in full satisfaction of the Company's obligations under Section 7(C)(i) of the Hunsader Consulting Agreement,
     (iii) the aggregate amount of all Company Expenses, (iv) that the aggregate amount of the Company Expenses set forth in the immediately preceding clause (iii) represents the entire amount of Company Expenses and that there are no anticipated additional Company Expenses and (v) the amount of cash owned by the Company as of the Closing Date (the "Closing Date Cash").

          (h) Escrow Agreement. The Escrow Agreement in the form attached hereto as Exhibit E shall be in full force and effect.

          (i) Employment and Non-Competition Agreements. The Employment and Non-Competition Agreements with each of the employees of the Company set forth in Section 7.02(i) of the Company Disclosure Schedule shall be in full force and effect.

          (j) Termination of Agreements. Each of the agreements set forth in
     Section 7.02(j) of the Company Disclosure Schedule shall have been terminated, effective no later than the Effective Time.

          (k) Non-Employee Options and Warrants. The Company shall have caused each Non-Employee Option and Warrant to be amended prior to the Effective Time so as to comply with Section 6.04(h) of this Agreement.

          (l) Hunsader Letter Agreement. The letter agreement dated September 1, 1999, between Parent and Eric S. Hunsader shall be in full force and effect.

          SECTION 7.03. Conditions of Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

          (c) Tax Opinion. The Company shall have received from Brobeck, Phleger & Harrison LLP, counsel to the Company, on the Closing Date, an opinion, dated as of such date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such Tax counsel of customary representation letters from each of the Company and Parent. Such representation letters and such opinion shall be in a form previously agreed to by the parties.


                                 ARTICLE VIII

                           Termination and Amendment

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of Parent and the Company;

          (b) by either Parent or the Company if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other set forth in this Agreement which breach is incapable of cure or, if capable of cure, shall not have been cured within twenty business days following receipt by the breaching party of notice of such breach;

          (c) by either Parent or the Company if any Legal Restraint shall have become final and nonappealable;

          (d) by either Parent or the Company if the Shareholder Approval shall not have been obtained at the Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; or

          (e) by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time.

          SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any wilful breach of any covenant or agreement contained in this Agreement prior to such termination; and except that Section 6.05, this Section 8.02, Article IX and the last sentence of Section 6.02 shall continue in effect.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, but no amendment shall be made which by law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time of for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance of the other party with any of the agreements or conditions to its obligations contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE IX

                                 Miscellaneous

          SECTION 9.01. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time for purposes of the Escrow Agreement.

          SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties to this Agreement at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

               Lycos, Inc.
               400-2 Totten Pond Road
               Waltham, MA 02451-2000

               Attention:  Jeffrey M. Snider
               Telecopy No.:  (781) 370-2600

               with a copy to

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019-7475

               Attention:  Scott A. Barshay, Esq.
               Telecopy:   (212) 474-3700

          (b)  if to the Company, to

               Quote.com, Inc.
               850 North Shoreline Blvd.
               Mountain View, CA 94043-1931

               Attention:  Robert Honeycutt, President
                           and CEO
               Telecopy:   (650) 930-1111

               with a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA 94303

               Attention:  Curtis L. Mo, Esq.
                           Rod J. Howard, Esq.
               Telecopy:  (650) 496-2885

          SECTION 9.03. Definitions. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and, for purposes of Section 3.10(d) only, shall include (i) any director or officer of such person and (ii) any person owning 5% or more of the voting securities of such person;

          (b) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry and investigation.

          (c) "material adverse effect" means, when used in connection with the Company or Parent, any state of facts, change, effect, condition, development, event or occurrence that has been, is or could reasonably be expected to be materially adverse to the business, assets, condition (financial or other) or results of operations of such party and its subsidiaries, taken as a whole, other than (i) any state of facts, change, effect, condition, development, event or occurrence arising directly as a result of (A) this Agreement or the transactions contemplated hereby or the announcement thereof (including (x) loss of personnel (including severance and option acceleration liabilities), customers or suppliers or (y) the delay or cancelation of orders for products, but excluding the Hunsader Consulting Agreement) or (B) material changes in general economic or business conditions in the industry and market in which the Company or Parent, as the case may be, operates or (ii) in the case of Parent, any decrease in the price per share of Parent Common Stock or any state of facts, change, effect, condition, development, event or occurrence arising out of or relating to any decrease in the price per share of Parent Common Stock;

          (d) "person" means an individual, corporation, company, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (e) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

          SECTION 9.04. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as expressly set forth in Sections 6.04 and 6.07 of this Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 9.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE LAWS OF CALIFORNIA ARE MANDATORILY APPLICABLE TO THE MERGER.

          SECTION 9.06. Publicity. Except as otherwise required by law or, in the case of Parent, the rules of the Nasdaq, for so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The parties hereto have agreed upon the form of a joint press release announcing the execution of this Agreement and the transactions contemplated hereby.

          SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 9.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

          SECTION 9.09. Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule thereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed to this Agreement or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit to this Agreement but not otherwise defined herein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, this reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, (a) the words "include", "includes" and "including" shall be deemed followed by the words "without limitation" and (b) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          SECTION 9.10. Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) any Delaware State court, (b) any Federal court of the United States of America sitting in the State of Delaware and (c) any Federal court of the United States of America sitting in the Northern District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware or California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court, (b) any Federal court of the United State of America sitting in the State of Delaware or (c) any Federal court of the United States of America sitting in the Northern District of California, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of Litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.

          SECTION 9.12. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court sitting in the State of Delaware or the Northern District of California or in any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        LYCOS, INC.,

                                          by /s/ Scot Rosenblum
                                            --------------------------------
                                            Name:  Scot Rosenblum
                                            Title: Vice President


                                        QUICKSILVER ACQUISITION CORP.,

                                          by /s/ Jeffrey M. Snider
                                            --------------------------------
                                            Name:  Jeffrey M. Snider
                                            Title: Secretary


                                        QUOTE.COM, INC.,

                                          by /s/ Robert Honeycutt
                                            --------------------------------
                                            Name:  Robert Honeycutt
                                            Title: President & CEO

                                                                     EXHIBIT A
                                                       TO THE MERGER AGREEMENT




                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                      OF

                                QUOTE.COM, INC.

          FIRST: The name of the corporation (hereinafter called the "corporation") is Quote.com, Inc.

          SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Center Road, city of Wilmington, Delaware 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand, with a par value of $.01 per share. All such shares are of one class and are shares of Common Stock.

          FIFTH: The corporation is to have perpetual existence.

          SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of ss.291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of ss.279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

          2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of ss.109 of the Delaware General Corporation Law, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of ss.141 of the Delaware General Corporation Law shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

          3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of ss.242 of the Delaware General Corporation Law shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

          EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss.102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

          NINTH: The corporation shall, to the fullest extent permitted by the provisions of ss.145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

                                                                     EXHIBIT B
                                                       TO THE MERGER AGREEMENT




                             AMENDED AND RESTATED
                          BYLAWS OF QUOTE.COM, INC.


                                  ARTICLE I

                   Meetings of Stockholders; Stockholders'
                          Consent in Lieu of Meeting

          SECTION 1.01. Annual Meeting. The annual meeting of the stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board of Directors and designated in the notice or waiver of notice thereof; except that no annual meeting need be held if all actions, including the election of directors, required by the Delaware General Corporation Law to be taken at a stockholders' annual meeting are taken by written consent in lieu of meeting pursuant to Section 1.03 of this Article.

          SECTION 1.02. Special Meetings. A special meeting of the stockholders for any purpose or purposes may be called by the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the corporation or a stockholder or stockholders holding of record at least a majority of the shares of Common Stock of the corporation issued and outstanding, such meeting to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof.

          SECTION 1.03. Stockholders' Consent in Lieu of Meeting. Any action required by the laws of the State of Delaware to be taken at any annual or special meeting of the stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the stockholders.

          SECTION 1.04. Quorum and Adjournment. Except as otherwise provided by law, by the Certificate of Incorporation of the corporation or by these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall be requisite and shall constitute a quorum for the transaction of business at all meetings of stockholders. If, however, such a quorum shall not be present or represented at any meeting of stockholders, the stockholders present, although less than a quorum, shall have the power to adjourn the meeting.

          SECTION 1.05. Majority Vote Required. When a quorum is present at any meeting of stockholders, the affirmative vote of the majority of the aggregate voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall constitute the act of the stockholders, unless by express provision of law, the Certificate of

Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

          SECTION 1.06 Manner of Voting. At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the corporation until the meeting is called to order, but shall be filed before being voted. Each stockholder shall be entitled to vote each share of stock having voting power registered in his or her name on the books of the corporation on the record date fixed, as provided in Section 6.07 of these Bylaws, for the determination of stockholders entitled to vote at such meeting. No election of directors need be by written ballot.

                                  ARTICLE II

                              Board of Directors

          SECTION 2.01. General Powers. The management of the affairs of the corporation shall be vested in the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

          SECTION 2.02. Number and Term of Office. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a vote of a majority of the whole Board of Directors. The term "whole Board of Directors" is used herein to refer to the total number of directors which the corporation would have if there were no vacancies. Directors need not be stockhold ers. Each director shall hold office until his successor is elected and qualified, or until his earlier death or resig nation or removal in the manner hereinafter provided.

          SECTION 2.03. Resignation, Removal and Vacancies. Any director may resign at any time by giving written notice of his resignation to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          Any director or the entire Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders pursuant to Section 1.03 of Article I hereof.

          Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

          SECTION 2.04. Meetings. (a) Annual Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section
2.05 of this Article.

          (b) Other Meetings. Other meetings of the Board of Directors shall be held at such times and places as the Board of Directors, the Chairman of the Board of Directors or the President shall from time to time determine.

          (c) Notice of Meetings. The Secretary of the corporation shall give notice to each director of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him at his residence or usual place of business, at least two days before the day on which such meeting is to be held, or shall be sent to him at such place by telegraph, cable, wireless or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held, but notice need not be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

          (d) Place of Meetings. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

          (e) Quorum and Manner of Acting. One-third of the total number of directors then in office (but not less than two) shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board of Directors, except as otherwise expressly required by law or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

          (f) Organization. At each meeting of the Board of Directors, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

          (i) the Chairman of the Board of Directors;

          (ii) the President;

          (iii) any director chosen by a majority of the directors present.

The Secretary of the corporation or, in the case of his absence, any person (who shall be an Assistant Secretary of the corporation, if an Assistant Secretary of the corporation is present) whom the Chairman of the Board of

Directors shall appoint shall act as secretary of such meeting and keep the minutes thereof.

          SECTION 2.05. Directors' Consent in Lieu of Meeting. Action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes or the proceedings of the Board of Directors or committee.

          SECTION 2.06. Action by Means of Conference Telephone or Similar Communications Equipment. Any one or more members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.


                                  ARTICLE III

                            Committees of the Board

          SECTION 3.01. Appointment of Executive Committee. The Board of Directors may from time to time by resolution passed by a majority of the whole Board of Directors designate from its members an Executive Committee to serve at the pleasure of the Board of Directors. The Chairman of the Executive Committee shall be designated by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member or members at any meeting of the Executive Committee. The Board of Directors shall have power at any time to change the membership of the Executive Committee, to fill all vacancies in it and to discharge it, either with or without cause.

          SECTION 3.02. Procedures of Executive Committee. The Executive Committee, by a vote of a majority of its mem bers, shall fix by whom its meetings may be called and the manner of calling and holding its meetings, shall determine the number of its members requisite to constitute a quorum for the transaction of business and shall prescribe its own rules of procedure, no change in which shall be made except by a majority vote of its members or by the Board of Directors.

          SECTION 3.03. Powers of Executive Committee. During the intervals between the meetings of the Board of Directors, unless otherwise determined from time to time by resolution passed by the whole Board of Directors, the Executive Committee shall possess and may exercise all the powers and authority of the Board of Directors in the management and direction of the business and affairs of the corporation to the extent permitted by the Delaware General Corporation Law, and may authorize the seal of the corporation to be affixed to all papers which may require it, except that the Executive Committee shall not have power or authority in reference to:

          (a) amending the Certificate of Incorporation;

          (b) adopting an agreement of merger or consolida tion;

          (c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets;

          (d) recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution;

          (e) submitting to stockholders of any action which pursuant to the Delaware General Corporation Law requires stockholders' approval;

          (f) filling vacancies in the Board of Directors or in any committee or fixing compensation of members of the Board of Directors for serving on the Board of Directors or on any committee;

          (g) amending or repealing the Bylaws; (h) declaring a dividend or authorizing the issuance of stock; or

          (h) declaring a dividend or authorizing the issuance of stock; or

          (i) amending or repealing any resolution of the Board of Directors which by its terms is not so amendable or repealable.

          SECTION 3.04. Reports of Executive Committee. The Executive Committee shall keep regular minutes of its proceedings, and all action by the Executive Committee shall be reported promptly to the Board of Directors. Such action shall be subject to review by the Board of Directors, provided that no rights of third parties shall be affected by such review.

          SECTION 3.05. Other Committees. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate from among its members one or more other committees, each of which shall have such authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating such committee; provided, however, that any such committee so designated shall not have any powers not allowed to the Executive Committee under Section 3.03 of this Article III. The Board of Directors shall have power at any time to change the members of any such committee, designate alternate members of any such committee and fill vacancies therein; and any such committee shall serve at the pleasure of the Board of Directors.


                                  ARTICLE IV

                                   Officers

          SECTION 4.01. Executive Officers. The executive officers of the corporation shall be a President, a Secre tary and a Treasurer and may include a Chairman of the Board of Directors, one or more Vice Presidents and one or more Assistant Secretaries or Assistant Treasurers. Any two or more offices may be held by the same person.

          SECTION 4.02. Authority and Duties. All officers, as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided in these Bylaws or, to the extent not so provided, by the Board of Directors.

          SECTION 4.03. Term of Office, Resignation and Removal. All officers shall be elected or appointed by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors. The Chairman of the Board of Directors, if any, and the President shall be elected or appointed from among the members of the Board of Directors. Each officer shall hold office until his successor has been elected or appointed and qualified or his earlier death or resignation or removal in the manner hereinafter provided. The Board of Directors may require any officer to give security for the faithful performance of his duties.

          Any officer may resign at any time by giving written notice to the President or the Secretary of the corporation, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, at the time it is accepted by action of the Board of Directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

          All officers and agents elected or appointed by the Board of Directors shall be subject to removal at any time by the Board of Directors with or without cause.

          SECTION 4.04. Vacancies. If an office becomes vacant for any reason, the Board of Directors shall fill such vacancy. Any officer so appointed or elected by the Board of Directors shall serve only until such time as the unexpired term of his predecessor shall have expired unless reelected or reappointed by the Board of Directors.

          SECTION 4.05. Chairman of the Board of Directors. If there shall be a Chairman of the Board of Directors, he shall preside at meetings of the Board of Directors and of the stockholders at which he is present, and shall give counsel and advice to the Board of Directors and the officers of the corporation on all subjects touching the welfare of the corporation and the conduct of its business. He shall perform such other duties as the Board of Directors may from time to time determine. Except as otherwise provided by resolution of the Board of Directors he shall be ex officio a member of all committees of the Board of Directors.

          SECTION 4.06. The President. The President shall be the Chief Executive Officer of the corporation and, unless the Chairman of the Board of Directors be present or the Board of Directors has provided otherwise by resolution, he shall preside at all meetings of the Board of Directors and the stockholders at which he is present. He shall have general and active management and control of the business and affairs of the corporation subject to the control of the Board of Directors and the Executive Committee, if any, and shall see that all orders and resolutions of the Board of Directors and the Executive Committee, if any, are carried into effect.

          SECTION 4.07. Vice Presidents. The Vice Presi dent or, if there be more than one, the Vice Presidents in the order of their seniority or in any other order deter mined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall generally assist the President and perform such other duties as the Board of Directors or the President shall prescribe.

          SECTION 4.08. The Secretary. The Secretary of the corporation shall, to the extent practicable, attend all meetings of the Board of Directors and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall perform such duties. He shall keep in safe custody the seal of the corporation and affix the same to any duly authorized instrument requiring it and, when so affixed, it shall be attested by his signature or by the signature of the Treasurer or an Assistant Secretary or Assistant Treasurer. He shall keep in safe custody the certificate books and stockholder records and such other books and records as the Board of Directors may direct and shall perform all other duties as from time to time may be assigned to him by the Chairman of the Board of Directors, the President or the Board of Directors.

          SECTION 4.09. Assistant Secretaries. The Assis tant Secretaries of the corporation, if any, in order of their seniority or in any other order determined by the Board of Directors shall, in the absence or disability of the Secretary of the corporation, perform the duties and exercise the powers of the Secretary of the corporation and shall perform such other duties as the Board of Directors or the Secretary of the corporation shall prescribe.

          SECTION 4.10. The Treasurer. The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit all moneys and other valuable effects to the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation; and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or the Board of Directors.

          SECTION 4.11. Assistant Treasurers. The Assis tant Treasurers, if any, in the order of their seniority or in any other order determined by the Board of Directors, shall in the absence or disability of the Treasurer perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors or the Treasurer shall prescribe.


                                   ARTICLE V

                Contracts, Checks, Drafts, Bank Accounts, etc.

          SECTION 5.01. Execution of Documents. The Board of Directors shall designate the officers, employees and agents of the corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the corporation; and, unless so designated or expressly authorized by these Bylaws, no officer or agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

          SECTION 5.02. Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation or otherwise as the Board of Directors or Treasurer or any other officer of the corporation to whom power in this respect shall have been given by the Board of Directors shall select.

          SECTION 5.03. Proxies in Respect of Stock or Other Securities of Other Corporations. The Board of Directors shall designate the officers of the corporation who shall have authority from time to time to appoint an agent or agents of the corporation to exercise in the name and on behalf of the corporation the powers and rights which the corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the corporation may exercise its said powers and rights.


                                   ARTICLE VI

                  Shares and Their Transfer; Fixing Record Date

          SECTION 6.01. Certificates for Shares. Every owner of stock of the corporation shall be entitled to have a certificate certifying the number and class of shares owned by him in the corporation, which shall otherwise be in such form as shall be prescribed by the Board of Directors. Certificates of each class shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by, or in the name of the corporation by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation.

          SECTION 6.02. Record. A record (herein called the stock record) in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate for stock of the corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancelation, the date of cancelation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the stock record of the corporation shall be deemed the owner thereof for all purposes as regards the corporation.

          SECTION 6.03. Registration of Stock. Registra tion of transfers of shares of the corporation shall be made only on the books of the corporation upon request of the registered holder thereof, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, and upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed.

          SECTION 6.04. Addresses of Stockholders. Each stockholder shall designate to the Secretary of the corporation an address at which notices of meetings and all other corporate notices may be served or mailed to him, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him by mail directed to him at his post office address, if any, as the same appears on the share record books of the corporation or at his last known post office address.

          SECTION 6.05. Lost, Destroyed and Mutilated Certificates. The Board of Directors or a committee designated thereby with power so to act may, in its discretion, cause to be issued a new certificate or certificates for stock of the corporation in place of any certificate issued by it and reported to have been lost, destroyed or mutilated, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board of Directors or such committee may, in its discretion, require the owner of the lost or destroyed certificate or his legal representative to give the corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

          SECTION 6.06. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for stock of the corporation.

          SECTION 6.07. Fixing Date for Determination of Stockholders of Record. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 50 nor less than 10 days before the date of such meeting, nor more than 50 days prior to any other action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting;

provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.


                                  ARTICLE VII

                                     Seal

          The Board of Directors shall provide a corporate seal, which shall be in the form of a circle and shall bear the full name of the corporation and the words and figures "Corporate Seal Delaware 1999".


                                 ARTICLE VIII

                                  Fiscal Year

          The fiscal year of the corporation shall end on the 31st day of December in each year unless changed by resolution of the Board of Directors.


                                  ARTICLE IX

                         Indemnification and Insurance

          SECTION 9.01. Indemnification. (a) (i) Any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the corporation or any corporation which consolidates or merges with or into the corporation and which if its separate existence had continued would have had power and authority to indemnify such person (a "Predecessor"), shall be indemnified by the corporation and (ii) any person made, or threatened to be made, a party to such an action, suit or proceeding, by reason of the fact that he, his testator or intestate is or was serving as a director, officer, employee or agent at the request of the corporation, of any other corporation or any partnership, joint venture, trust or other enterprise (an "Affiliate"), may, at the discretion of the Board of Directors, be indemnified by the corporation, in each case, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, or in connection with any appeal therein; provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, Predecessor or Affiliate, as the case may be, or with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful; except, in the case of an action, suit or proceeding by or in the right of the corporation in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee or agent is liable for negli gence or misconduct in the performance of his duties, unless a court of competent jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification.

          (b) Without limitation of any right conferred by paragraph (a) of this Section 9.01, (i) any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, crimi nal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the corporation or a Predecessor and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of, or relating to the corporation or a Predecessor, shall be indemnified by the corporation, and (ii) any person made, or threatened to be made, a party to such an action, suit or proceeding, by reason of the fact that he, his testator or intestate is or was serving as a director, officer, employee or agent at the request of the corporation or an Affiliate, and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of, or relating to such Affiliate, may, at the discretion of the Board of Directors, be indemnified by the corporation, in each case, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, or in connection with any appeal therein; provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, Predecessor or Affiliate, as the case may be, or with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except in the case of an action, suit or proceeding by or in the right of the corporation in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee or agent is liable for negligence or misconduct in the performance of his duties, unless a court of competent jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification.

          (c) The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director, officer, employee or agent may be entitled or of any power of the corporation apart from the provisions of this Section 9.01.

          SECTION 9.02. Insurance for Indemnification. The corporation may purchase and maintain insurance for the indemnification of the corporation and the directors, officers, employees and agents of the corporation to the full extent and in the manner permitted by the applicable laws of the United States and the State of Delaware from time to time in effect.


                                   ARTICLE X

                               Waiver of Notice

          Whenever any notice whatever is required to be given by these Bylaws or the Certificate of Incorporation of the corporation or the laws of the State of Delaware, the person entitled thereto may, in person or by attorney thereunto authorized, in writing or by telegraph, cable or other form of recorded communication, waive such notice, whether before or after the meeting or other matter in respect of which such notice is given, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.


                                  ARTICLE XI

                                  Amendments

          Any Bylaw (including these Bylaws) may be adopted, amended or repealed by the Board of Directors in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation.